As filed with the Securities and Exchange Commission on December 29, 2022

Registration No. 333-[__]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Siebert Financial Corp.

(Exact name of registrant as specified in its charter)

New York	11-1796714
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Siebert Financial Corp.

535 Fifth Avenue, 4th Floor

New York, NY 10017

(Address of principal executive offices, including zip code)

Siebert Financial Corp. 2021 Equity Incentive Plan

(Full title of the plan)

Andrew Reich

Chief Financial Officer

Siebert Financial Corp.

535 Fifth Avenue, 4th Floor

New York, NY 10017

(212) 644-2400

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mark Hiraide

Mitchell Silberberg & Knupp, LLP

2049 Century Park East, 18th Floor

Los Angeles, CA 90067

(310) 312-3768

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

REGISRATION OF SHARES UNDERLAYING EQUITY INCENTIVE PLAN

Siebert Financial Corp. (the “Registrant”) is filing this Registration Statement on Form S-8 to register up to 3,000,000 shares of its Common Stock, par value $0.01 per share, issuable in connection with the Siebert Financial Corp. 2021 Equity Incentive Plan, under the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the Siebert Financial Corp. 2021 Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Siebert Financial Corp. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 30, 2022 and amended on May 20, 2022;

(2) The Registrant’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022 filed with the Commission on May 23, 2022, August 15, 2022, and November 14, 2022 respectively;

(3) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 5, 2022, January 27, 2022, April 4, 2022, April 6, 2022, May 25, 2022, May 27, 2022, September 30, 2022 , October 21, 2022, December 6, 2022, and (in each case, excluding “furnished” and not “filed” information); and

(4) The description of our Common Stock contained in the “Description of the Registrants Securities” filed as Exhibit 4.0 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 30, 2022 and amended on May 20, 2022;

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 7.04 of the By-laws of the Registrant provides that the Registrant shall indemnify any person made a party to an action by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the Registrant, against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the Registrant under Section 717 of the Business Corporation Law of the State of New York, as now in effect or as amended from time to time, to the maximum extent that is permitted by and is consistent with the law.

Section 7.04 of the By-laws also provides that the Registrant shall indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the Registrant to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any director or officer of the Registrant served in any capacity at the request of the Registrant, by reason of the fact that he, his testator or intestate, was a director or officer of the Registrant or served such other corporation in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the Registrant and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful, to maximum extent that is permitted by and is consistent with the law. The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in the best interests of the Registrant or that he had reasonable cause to believe that his conduct was unlawful.

Paragraph NINTH of the Registrant’s Certificate of Incorporation provides that the liability to the Registrant and its shareholders of each and every person who is at any time a director of the Registrant, in such person’s capacity as such director, is, and shall be, limited and eliminated to the full extent permitted by law (as now or hereafter in effect). Any repeal or modification of this Paragraph shall not adversely affect any right or protection of any person existing at the time of such appeal or modification.

Finally, the Registrant has entered into indemnification agreements with each of its directors and officers (and intends in the future to enter into similar indemnification agreements with other persons who become directors or officers of the Registrant) which require the Registrant to, among other things, indemnify each director or officer for any and all judgments, fines, amounts paid in settlement and expenses incurred in connection with investigating, defending, being a witness or participating in any threatened, pending or completed action, suit, proceeding, inquiry or investigation, and to advance to each such director or officer his or her costs and expenses of any such suit, proceeding, inquiry or investigation if such director or officer undertakes to pay back such advances to the extent required by law.

Sections 721 through 726 of the NYBCL provide for indemnification of directors and officers. If a director or officer is successful on the merits or otherwise in a legal proceeding, such person is entitled to indemnification to the extent he or she was successful. Further, indemnification is permitted in both third-party and derivative suits if such person acted in good faith and for a purpose he or she reasonably believed was in the best interest of Registrant, and if, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Indemnification under this provision applies to judgments, fines, amounts paid in settlement and reasonable expenses, in the case of derivative actions. In a derivative action, however, a director or officer may not be indemnified for amounts paid to settle such a suit or for any claim, issue or matter as to which such person shall have been adjudged liable to the Registrant absent a court determination that the person is fairly and reasonably entitled to indemnity. Notwithstanding the failure of the Registrant to provide indemnification and despite any contrary resolution of the board of directors, indemnification shall be awarded by the proper court pursuant to Section 724 of the NYBCL to the extent authorized under the NYBCL. Under New York law (and as provided in Article IX of the Registrant’s By-laws and in the indemnification agreements previously described), expenses may be advanced upon receipt of an undertaking by or on behalf of the director or officer to repay the amounts in the event the recipient is ultimately found not to be entitled to indemnification. The advance is conditioned only upon receipt of the undertaking and not upon a finding that the officer or director has met the applicable indemnity standards.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Siebert Financial Corp. 2021 Equity Incentive Plan.

5.1	*Opinion of Mitchell Silberberg & Knupp, LLP.

23.1	*Consent of Baker Tilly Virchow Krause, LLP.

23.2	*Consent of Mitchell Silberberg & Knupp, LLP (included in Exhibit 5.1).

107	*Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on the 29th day of December, 2022.

SIEBERT FINANCIAL CORP.

By:	/s/ Andrew H. Reich
Andrew H. Reich Executive Vice President

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